Exhibit 10.3

SEVENTH AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This Seventh Amended Executive Employment Agreement (this “Agreement”) is entered into by and between IXYS Corporation (the “Company”), a Delaware corporation, and Nathan Zommer (“Executive”), effective as of, and contingent upon, the occurrence of a Change in Control (as defined in the Company’s 2016 Equity Incentive Plan, as amended from time to time, or any successor thereto) on or before December 31, 2018 (the effective date of such Change in Control, the “Effective Date”).  If a Change in Control is not consummated on or before December 31, 2018, this Agreement shall be null and void and the Prior Agreement shall remain in full force and effect.

W I T N E S S E T H

WHEREAS, the Company and Executive are parties to that certain Sixth Amended Executive Employment Agreement, effective as of August 1, 2015 (the “Prior Agreement”), which is hereby amended and restated in its entirety by this Agreement;

WHEREAS, the Company desires to continue the employment of Executive, and Executive desires to continue to be employed by the Company, in each case, under the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Subject to the provisions for earlier termination hereinafter provided, Executive’s employment hereunder shall be for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Employment Period”).  Thereafter, if not previously terminated in accordance herewith, Executive’s employment hereunder shall automatically be extended for successive one-year periods (each, a “Renewal Employment Period”), unless either party elects not to so renew the term by notifying the other party, in writing, of such election at least 90 days prior to the commencement of any renewal period.  The Initial Employment Period and any Renewal Employment Period(s) are collectively referred to as the “Employment Period”).

1.2                               During the Employment Period, Executive shall render full-time services to the Company as its Chief Executive Officer and Chief Technology Officer.  Executive shall have such responsibilities, duties and authorities that are customarily associated with such position, and such duties that are assigned by the Company’s Board of Directors (the “Board”).  Executive acknowledges that the Board may delegate to a committee of the Board any matter referred to in this Agreement as being for the Board’s determination.  Executive agrees to devote Executive’s full business time and attention to the business and affairs of the Company during the Employment Period.  Notwithstanding the forgoing, during the Employment Period, it shall not be a violation of this Agreement for Executive to: (i) serve on boards, committees or similar bodies of other companies or organizations, provided that such companies and organizations are not competitors of the Company (as determined by the Board in its sole discretion), or (ii) fulfill teaching, speaking and writing engagements, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of Executive’s duties and responsibilities under this Agreement.

2.                                      COMPENSATION, VACATION AND BENEFITS.

2.1                               During the Employment Period, the Company shall pay Executive an annual base salary

(the “Base Salary”) in the amount of $525,000, payable every two weeks.  The Base Salary may be increased in the Company’s discretion, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased.

2.2                               In addition to the Base Salary, Executive shall be considered for an annual performance bonus on such terms and conditions as the Board shall determine in its sole discretion.  Executive’s performance and bonus arrangement will be reviewed by the Board from time to time, as the Board determines in its sole discretion.

2.3                               Executive shall be eligible for stock options, restricted stock grants and/or other equity awards, as determined by the Board in its sole discretion.

2.4                               During the Employment Period, Executive (and Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in the Company’s retirement, health and welfare benefit plans and programs generally made available to the Company’s similarly-situated executives from time to time.  Details about these benefits are set forth in the employee handbook and summary plan descriptions, copies of which have previously been provided to Executive.  Unless the context otherwise requires, as used in this Agreement, “benefits” does not include any rights to the Company’s equity securities (whether stock options, restricted stock units, stock awards or other equity awards).  Nothing contained in this Section 2.4 shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.

2.5                               In addition to the benefits provided to Executive pursuant to subsections 2.1, 2.2, 2.3 and 2.4 hereof, the Company shall:

(a)                                 pay directly for or reimburse Executive (as determined by the Company in its sole discretion) for all reasonable costs of a yearly medical exam of Executive by a physician of his choice, with any such payment or reimbursement made prior to the 15th day of the third month following the end of the fiscal year with respect to which such amount is payable;

(b)                                 maintain term life insurance (without a buildup of equity) in the amount of $2,000,000 on the life of Executive, payable to such beneficiary or beneficiaries as Executive may designate from time to time;

(c)                                  pay directly for or reimburse Executive (as determined by the Company in its sole discretion) for the services of a personal tax and/or investment advisor, not to exceed $2,000 per year, with any such payment or reimbursement made prior to the 15th day of the third month following the end of the fiscal year with respect to which such amount is payable;

(d)                                 either (as determined by the Company in its sole discretion) (i) provide Executive with a car of such make and model as Executive and the Board shall agree is commensurate with Executive’s position with the Company and reimburse Executive in accordance with the Company’s applicable policies and procedures for the actual costs incurred by Executive in connection with the use of such car for business purposes (including gas, insurance for such car and reasonable maintenance thereof) or (ii) pay Executive a monthly allowance for a car on an economic basis comparable to the benefits described in the foregoing clause (i) (as determined by the Board in its discretion); provided, however, that Executive shall at all times (x) comply with all policies of the Company from time to time in effect with respect to the maintenance and operation of motor vehicles, and (y) maintain a valid driver’s license.  In the event the Company provides Employee with a car in accordance with the forgoing clause (i), the Company may, in its sole discretion, allow Employee to retain such car following a termination of Employee’s employment; and

(e)                                  except as otherwise set forth in applicable Company policies, programs or practices, Executive shall be entitled to accrue and use 20 days of paid vacation per calendar year (pro-rated for any partial year of service), subject to any accrual limits set forth in the policies, programs and practices of the Company applicable to its similarly-situated employees generally; provided, however, that if there are no such accrual limits in the Company’s applicable policies, programs and practices, then Executive will not accrue any vacation time in excess of 20 days per year and will cease accruing vacation time if Executive’s accrued vacation reaches 20 days until such time as Executive’s accrued vacation drops below such limit.

3.                                      EMPLOYEE HANDBOOK.  By signing this Agreement, Executive acknowledges that Executive has received and read the Company’s employee handbook.  Executive agrees to abide by all company policies and procedures.  Notwithstanding the foregoing, if there shall be any conflict between this Agreement and such employee handbook, the terms of this Agreement shall govern.

4.                                      TERMINATION OF EMPLOYMENT.

4.1                               Executive’s employment shall terminate automatically upon Executive’s death during the Employment Period.

4.2                               The Company may terminate Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)                                   Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)                                Executive’s commission of an act of material dishonesty in connection with Executive’s responsibilities as an employee of the Company;

(iii)                             Executive’s repeated failure, in the reasonably judgement of the Board, to substantially perform Executive’s duties or responsibilities as an employee as directed or assigned by the Board (other than a failure resulting from Executive’s Disability) after written notice thereof to Executive from the Company describing in reasonable detail the factual basis of Executive’s failure to perform such duties or responsibilities and Executive having had the opportunity to address the Board regarding such alleged failures and Executive’s failure to remedy said non-performance to the Company’s satisfaction within 60 days of receiving written notice;

(iv)                              Executive’s commission of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State;

(v)                                 Executive’s engagement in gross misconduct and such misconduct is materially harmful to the Company;

(vi)                              Executive’s failure to comply with the terms of any written Company policy or rule as they may be in effect from time to time during the Employment Period if such failure is materially harmful to the Company;

(vii)                         Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested cooperation; or

(viii)                      Executive’s breach of this Agreement, the confidentiality and nondisclosure agreement between Executive and the Company or any other agreements with the Company including, but not limited to, agreements regarding confidentiality or proprietary information, if such breach is materially harmful to the Company.  For the avoidance of doubt, Executive’s Disability shall not constitute “Cause.”  Failure to accomplish corporate financial and management goals shall not constitute “cause”.

4.3                               Executive’s employment may be terminated by Executive for any reason, including with Good Reason or by Executive without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)                                   a reduction of Executive’s Base Salary by more than five percent;

(ii)                                the failure by the Company to pay or provide Executive when due any compensation, benefits or perquisites to which the Executive is entitled pursuant to this Agreement or any other plan, contract or arrangement in which the Executive participates or is entitled to participate;

(iii)                             a diminution in Executive’s responsibilities, authority or title, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith (it being understood that the fact that the Company is no longer a public company or an ultimate parent entity shall not be a basis for diminution);

(iv)                              the relocation of Executive’s worksite to a location that is more than 25 miles from his prior worksite;

(v)                                 the failure or refusal of a successor company to assume the Company’s obligations under this Agreement; or

(vi)                              a material breach by the Company or any successor company of any of the material provisions of this Agreement

Notwithstanding the foregoing, Executive will not be deemed to have resigned for Good Reason unless (1) Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Executive to constitute Good Reason within 60 days after the date of the occurrence of any event that Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within 30 days following its receipt of such notice, and (3) the effective date of Executive’s termination for Good Reason occurs no later than 60 days after the expiration of the Company’s cure period.

4.4                               Upon the termination of Executive’s employment for any reason, Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in Executive’s possession, custody or control, including (i) any materials that contain or embody proprietary or confidential information of the Company or an affiliate thereof, (ii) computers and other electronic devices, cellular phones/smartphones, credit cards, entry cards, identification badges and keys, and (iii) any correspondence, manuals, notes, reports, plans, proposals, financial documents, and other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates; provided, however, that Executive may, as determined by the Board in its sole discretion, retain certain materials or property on the condition that Executive removes all confidential and proprietary information from such materials or property.

5.                                      OBLIGATIONS OF THE COMPANY UPON TERMINATION.

5.1                               Upon a termination of Executive’s employment for any reason, Executive shall be paid, in a single lump-sum payment within 30 days following the date of Executive’s termination of employment (or such earlier date as may be required by applicable law), the aggregate amount of Executive’s earned but unpaid Base Salary, accrued but unpaid vacation pay through the date of such termination, and unreimbursed business expenses incurred prior to the date of termination that are reimbursable in accordance with Section 2.5 above.

5.2                               QUALIFYING TERMINATION OF EMPLOYMENT.  In the event that, during the Employment Period, (i) the Company terminates Executive’s employment without Cause, but not for reasons of Disability or death, (ii) Executive resigns for Good Reason, or (iii) Executive’s employment terminates due to a non-renewal of the Employment Period by the Company (provided that Executive is willing and able to at such time to continue in employment with the Company in terms and conditions substantially similar to those set forth herein) (any of (i), (ii) or (iii), a “Qualifying Termination”), then upon Executive’s Separation from Service (as defined below) (such date, the “Separation Date”), Executive shall receive as severance the following payments and benefits:

(a)                                 The Company shall pay to Executive a lump-sum amount equal to three times Executive’s average total annual cash compensation, including Base Salary and annual bonuses (if any), over the three years immediately preceding the Separation Date, payable within 60 days following the Separation Date; provided, however, that if any period during which Executive is entitled to consider and revoke the Release spans two calendar years, such amount shall be paid to Executive in the second (2nd) such calendar year.

(b)                                 Executive shall continue to receive all employment benefits as defined in Sections 2.4 and 2.5 above (excluding 2.5(e)), or their cash equivalent where benefit plan participation by Executive is not available or where providing such benefits would violate applicable law and/or impose penalties on the Company, for 18 months following the Separation Date.

(c)                                  The vesting of all shares of Company stock underlying or subject to stock options, restricted stock awards, stock appreciation rights or other equity awards, in each case, granted to Executive by the Company, shall be accelerated effective as of the date on which the Release becomes effective and irrevocable (and, notwithstanding anything to the contrary in the applicable Company equity plan or award agreement, shall remain outstanding and eligible to vest in accordance with this Section 5.2(c) following the Separation Date upon the effectiveness of the Release and shall be forfeited on the 60th day following the Separation Date if such awards do not become vested on or prior to such date).

Notwithstanding the forgoing, the Company’s obligation to make any payment or provide any benefit under this Section 5.2 is conditioned upon the execution and delivery by Executive of a general release of claims in favor of the Company in the form attached hereto as Exhibit A (the “Release”) that becomes effective within 60 days after the Separation Date.

5.3                               TERMINATION DUE TO DISABILITY.  In the event Executive suffers and continues to suffer a disability that renders him unable to perform the essential functions of his position for three months within any six-month period (a “Disability”), the Company shall, for 18 months commencing at the conclusion of such three-month period, (i) continue to pay Executive his Base Salary in accordance with the Company’s regular payroll practices, (ii) continue to provide Executive’s health insurance at the same level as in effect on the conclusion of such three-month period (or its cash equivalent where providing such benefits would violate applicable law and/or impose penalties on the Company) and (ii) maintain life insurance in the manner and in the amount set forth in Section 2.5(b) hereof.  If upon the conclusion of the 18-month period, Executive remains unable to perform the essential functions of the job, or the Company has no suitable vacant position for him, Executive’s employment shall be automatically terminated.

5.4                               NON-QUALIFYING TERMINATION OF EMPLOYMENT.  In the event Executive’s employment is terminated other than due to a Qualifying Termination, all of Executive’s compensation and benefits will cease immediately, and Executive shall not be entitled to any severance or other benefits (other than the amounts described in Section 5.1 above) and all other benefits provided hereunder shall cease as of such termination.

5.5                               LIMITATION ON COMPENSATION.  Except as expressly provided in Section 2, Section 5 or Section 6, Executive will not be entitled to any other compensation, severance, pay-in-lieu of notice or any such compensation.

6.                                      CHANGE IN CONTROL.  Effective immediately prior to the occurrence of a Change in Control, the vesting of all shares of Company stock underlying or subject to stock options, restricted stock awards, stock appreciation rights or other equity awards, in each case, granted to Executive by the Company, shall be accelerated.

7.                                      NOTICES.  All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or delivered by registered or certified mail (return receipt requested), or private overnight mail (delivery confirmed by such service, to the address listed below, or to such other address as either party shall designate by notice in writing to the other in accordance herein):

If to the Company:

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035

Attention:  Chairman of the Compensation Committee of the Board of Directors

If to Executive:  at Executive’s most recent address on the records of the Company.

8.                                      ARBITRATION.  To ensure rapid and economical resolution of any and all disputes which may arise under this Agreement, the Company and Executive each agree that any and all disputes or controversies, whether of law or fact of any nature whatsoever (including, but not limited to, all state and federal statutory and discrimination claims), arising from or regarding the interpretation, performance, enforcement or breach of this Agreement shall be resolved by final and binding arbitration under the procedures set forth in Exhibit B to this Agreement, which exhibit is incorporated herein by reference, and the then existing Judicial Arbitration and Mediation Services (JAMS) Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

9.                                      CERTAIN REDUCTIONS IN PAYMENTS OR BENEFITS.  Executive and the Company hereby agree as follows:

9.1                               Anything in this Agreement to the contrary notwithstanding, in the event that any payment, distribution or other benefit provided by the Company to or for the benefit of Executive (whether paid or payable or provided or to be provided pursuant to the terms of this Agreement or otherwise) (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this Section 9, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, in accordance with this Section 9, such Payments shall be reduced to the maximum amount that would result in no portion of the payments being subject to the Excise Tax, but only if and to the extent that such a reduction would result in Executive’s receipt of Payments that are greater than the net amount Executive would receive (after application of the Excise Tax) if no reduction is made.  The amount of required reduction, if any, shall be the smallest amount so that Executive’s net proceeds with respect to the Payments (after taking into account payment of any Excise Tax and all federal, state and local income, employment or other taxes) shall be maximized.  If, notwithstanding any reduction described in this Section 9 (or in the absence of any such reduction), the Internal Revenue Service determines that a Payment is subject to the Excise Tax (or subject to a different amount of the Excise Tax than determined by the Company or Executive), then Section 9.3 shall apply.  If the Excise Tax is not eliminated pursuant to this Section 9, Executive shall pay the Excise Tax.

9.2                               All determinations required to be made under this Section 9 shall be made by the Company’s independent auditors.  Such auditors shall provide detailed supporting calculations both to the Company and Executive.  Any such determination by the Company’s independent auditors shall be binding upon the Company and Executive.  The Payments, including, without limitation, any equity award acceleration benefits provided under this Agreement or otherwise (“Equity Award Benefits”), shall be eliminated or reduced consistent with the requirements of this Section 9, first by eliminating or reducing cash payments and then by eliminating or reducing the number of Company shares, options or other equity awards that vest. Within five business days following a determination pursuant to this Section 9.2, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

9.3                               As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company’s independent auditors hereunder, it is possible that Equity Award Benefits or other Payments, as the case may be, will have been made by the Company which should not have been made (“Overpayment”) or that additional Equity Award Benefits or other Payments, as the case may be, which will not have been made by the Company could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder.  In the event that the Company’s independent auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Executive or the Company which the Company’s independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be repaid to the Company; provided, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 280G and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Company’s independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

10.                               OTHER TAX MATTERS.  Notwithstanding the other provisions of this Agreement, to the extent that any amounts payable to Executive pursuant to this Agreement would not be deductible by the Company for federal income tax purposes on account of the limitations of Section 162(m) of the Code, the Company may defer payment of such amounts to the earliest subsequent calendar year in which the Company reasonably anticipates that payment of such amounts would be deductible by the Company in accordance with Section 409A and Section 1.409A-2(b)(7)(i) of the regulations thereunder.

11.                               GENERAL.

11.1                        ENTIRE AGREEMENT.  This Agreement sets forth the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with respect to the subject matter hereof.  This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements, including, without limitation, the Prior Agreement.  Executive hereby agrees that as of the Effective Date, the Prior Agreement is hereby terminated and shall be of no further force or effect.

11.2                        SEVERABILITY.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law.  If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this agreement, but this agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.3                        SUCCESSORS AND ASSIGNS.  This Agreement shall bind the heirs, personal representatives, assigns, executors and administrators of each party, and inure to the benefit of each party, its heirs, successors and assigns.  However, because of the unique and personal nature of Executive’s duties under this Agreement, Executive agrees not to delegate the performance of Executive’s duties under this Agreement without the prior consent of the Company.

11.4                        APPLICABLE LAW; CLAWBACKS.  This Agreement shall be deemed to have been entered into and shall be construed in accordance with the laws of the state of California as applied to contracts made and to be performed entirely within California.  Executive agrees and acknowledges that any compensation paid to Executive by the Company, whether heretofore or hereafter, is subject to clawback by the Company under any rule adopted, from time to time, by the U.S. Securities and Exchange Commission or any stock exchange on which the Company’s stock is traded.

11.5                        HEADINGS.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

11.6                        COUNTERPARTS.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

11.7                        SECTION 409A OF THE CODE.

(a)                                 To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 11.7 shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(b)                                 Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 5.2 hereof, shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period.

(c)                                  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 11.7(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(d)                                 To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

11.8                        WITHHOLDING.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.9                        AMENDMENT.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have duly authorized and caused this Seventh Amended Executive Employment Agreement to be executed as follows:

Nathan Zommer,		IXYS Corporation,
An individual		a Delaware Corporation

/s/ Nathan Zommer		By:	/s/ James R. Jones
James R. Jones, Vice President

Date:	8/25/2017	Date:	8/25/2017

[Signature Page to Employment Agreement]

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into by and between Nathan Zommer (hereinafter “Executive”) and IXYS Corporation, a Delaware corporation (hereinafter the “Company”), in accordance with the severance provisions set forth in Section 5.2 of that certain Seventh Amended Executive Employment Agreement, dated on or around August 25, 2017, entered into by and between Executive and the Company (the “Employment Agreement”).

1.                                      Separation of Employment.  Effective             , Executive shall no longer be employed by the Company in any capacity.

2.                                      Separation Pay.  In accordance with the Employment Agreement, the Company shall pay to Executive the severance payments and benefits as provided in Section 5.2 of the Employment Agreement.

3.                                      No Admission of Liability.  This Release does not constitute an admission of any kind by the Company.

4.                                      Release of Known and Unknown Claims By Executive.  In exchange for the payments and agreements contained in Section 5.2 of the Employment Agreement, Executive agrees to unconditionally and forever release and discharge the Company and the Company’s affiliated, related, parent and subsidiary corporations, as well as the Company’s and any affiliated, related, parent and subsidiary corporation’s respective attorneys, agents, representatives, partners, joint venturers, successors, assigns, insurers, owners, employees, officers, and directors (hereinafter the “Releasees”) from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature (hereinafter called “Claims”) which he may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to his employment with, or separation from the Company on or before the date of the execution of this Release; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of Executive; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the California Equal Pay Law, the Moore-Brown-Roberti Family Rights Act of 1991, the California Labor Code, the California WARN Act, the California False Claims Act and the California Corporate Criminal Liability Act.  Notwithstanding the foregoing, this Release shall not operate to release any rights or claims of Executive (i) to payments or benefits under Section 5.2 of the Employment Agreement, (ii) to accrued or vested benefits Executive may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Executive and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, or (iv) to any Claims which cannot be waived by an employee under applicable law.

5.                                      Release of Unknown Claims By Executive.  Executive further agrees to knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

This release of claims shall be construed as broadly as possible under applicable law but shall not include any claim for indemnification under California Labor Code Section 2802 or California Corporations Code Section 317 or any other claim the release of which would violate California or federal statutory law or the public policy of the State of California.

6.                                      Knowing and Voluntary.  Executive represents and agrees that he is entering into this Release knowingly and voluntarily.  Executive affirms that no promise or inducement was made to cause him to enter into this Release, other than the severance benefits promised to Executive herein.  Executive further confirms that he has not relied upon any other statement or representation by anyone other than what is in this Release as a basis for his agreement.

7.                                      Execution of Release.  Executive expressly acknowledges that he has been provided with at least [21](1) days to consider this Release form the Company and that he was informed that he had the right to consult with counsel regarding this Release, and that he has had the opportunity to consult with counsel.  To the extent that Executive has taken fewer than [21] days to consider this Release, Executive acknowledges that he had sufficient time to consider this Release and to consult with counsel and that he does not desire additional time.  Executive waives the restarting of the [21]-day period in the event of any modification of this Release, whether or not material.

8.                                      Revocation.  This Release is revocable by Executive for a period of seven calendar days following his execution of this Release.  The revocation must be in writing, must specifically revoke this Release, and must be received by the Company prior to the eighth calendar day following the execution of this Release.  This Release becomes effective, enforceable and irrevocable on the eighth calendar day following Executive’s execution of this Release.

9.                                      Release of Known and Unknown Claims by the Company.  In exchange for the agreements contained in the Employment Agreement, the Company agrees to unconditionally and forever to release and discharge Executive, as well as his attorneys, agents, assigns and representatives from any and all claims, actions, causes of action, demands, rights, or damages of any kind or nature which it may now have, or ever have, whether known or unknown, of any nature arising out of or in any way relating to Executive’s employment with, or separation from, the Company on or before the date of the execution of this Release.  The Company further agrees knowingly to waive the provisions and protections of Section 1542 of the California Civil Code, which reads:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN, MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

10.                               No Actions.  Executive irrevocably agrees to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Claim. Executive agrees that if Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner assert against

(1) NTD:  To be increased to 45 days in certain circumstances.

the Releasees any of the Claims released hereunder, then Executive will pay to the Releasees, in addition to any other damages caused to the Releasees thereby, all attorneys’ fees incurred by the Releasees in defending or otherwise responding to said suit or Claim. Executive further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, who have consistently taken the position that they have no liability whatsoever to Executive.

11.                               Representations and Warranties; Indemnification.  Executive represents and warrants that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, and Executive agrees to indemnify and hold the Releasees harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against Executive under this indemnity.

12.                               Governing Law.  This Release shall be construed under the laws of the State of California, both procedural and substantive.

13.                               Arbitration.  Any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Release, will be settled by final and binding arbitration under the procedures set forth in Exhibit B to the Employment Agreement, which exhibit is incorporated herein by reference (except that references to the Employment Agreement therein shall instead be deemed to refer to this Release), and the then existing Judicial Arbitration and Mediation Services (JAMS) Rules of Practice and Procedure (except insofar as they are inconsistent with the procedures set forth in Exhibit B).

14.                               Confidentiality.  Executive agrees not to disclose the existence of this Release or any of its terms to anyone other than his attorneys, accountants and immediate family members, or where compelled by an order of a court of competent jurisdiction or a subpoena issued under the authority thereof.  Executive further agrees to keep this Release and all of its terms strictly confidential and agrees that he will inform any such attorneys, accountants and immediate family members about this confidentiality provision.

15.                               Waiver.  The failure to enforce any provision of this Release shall not be construed to be a waiver of such provision or to affect the validity of this Release or the right of any party to enforce this Release.

16.                               Modification.  No amendments to this Release will be valid unless written and signed by Executive and an authorized representative of the Company.

17.                               Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Release is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Release.

18.                               Ambiguities.  Both parties have participated in the negotiation of this Release and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Release.  In the event that any language of this Release is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

19.                               Entire Agreement/Integration.  This Release and any confidentiality, proprietary information, or inventions agreements signed by Executive during his employment with the Company (all of which survive the termination of the employment relationship) constitute the entire agreement between Executive and the Company concerning the terms of Executive’s employment with and separation from the Company and the compensation related thereto.  All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Release.

[Signature page follows]

PLEASE READ CAREFULLY.  THIS RELEASE CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  THE UNDERSIGNED AGREE TO THE TERMS OF THIS RELEASE AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

EXECUTIVE

Dated:
NATHAN ZOMMER

Address:

IXYS CORPORATION

Dated:	By:
OFFICER OF THE COMPANY

Exhibit B

ARBITRATION PROCEDURE

1.                                      The parties agree that any dispute that arises in connection with this Agreement or the termination of this Agreement shall be resolved by binding arbitration in the manner described below.

2.                                      A party intending to seek resolution of any dispute under the Agreement by arbitration shall provide a written demand for arbitration to the other party, which demand shall contain a brief statement of the issues to be resolved.

3.                                      The arbitration shall be conducted by a mutually acceptable retired judge from the panel of Judicial Arbitration and Mediation Services, Inc. (“JAMS”).  At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrator in secrecy under seal, available for inspection only by the parties to the arbitration, their respective attorneys, and their respective expert consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of arbitration, unless compelled by legal process.

4.                                      The arbitrator is required to disclose any circumstances that might preclude the arbitrator from rendering an objective and impartial determination.  In the event the parties cannot mutually agree upon the selection of a JAMS arbitrator, the President and vice president of JAMS shall designate the arbitrator.

5.                                      The party demanding arbitration shall promptly request that JAMS conduct a scheduling conference within 15 days of the date of that party’s written demand for arbitration or on the first available date thereafter on the arbitrator’s calendar.  The arbitration hearing shall be held within 30 available date thereafter on the arbitrator’s calendar.  Nothing in this paragraph shall prevent a party from seeking temporary equitable relief at any time, from JAMS or any court of competent jurisdiction, to prevent irreparable harm pending the resolution of the arbitration.

6.                                      Discovery shall be conducted as follows:  (a) prior to the arbitration any party may make a written demands for lists of the witnesses to be called and the documents to be introduced at the hearing; (b) the lists must be served within 15 days of the date of receipt of the demand, or one day prior to the arbitration, whichever is earlier; and (c) each party may take no more than two depositions (pursuant to the procedure set forth in the California Code of Civil Procedure) with a maximum of five hours of examination time per deposition, and no other form of pre-arbitration discovery shall be permitted.

7.                                      It is the intent of the parties that the Federal Arbitration Act (“FAA”) shall apply to the enforcement of this provision unless it is held inapplicable by a court with jurisdiction over the dispute, in which event the California Arbitration Act (“CAA”) shall apply.

8.                                      The arbitrator shall apply California law, including the California Evidence Code, and shall be able to decree any and all relief of an equitable nature, including, but not limited to, such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, or replevin of Company property.  The arbitrator shall also be able to award actual, general or consequential damages, but shall not award any other form of damage (e.g., punitive damages).

9.                                      Each party shall pay its pro rata share of the arbitrator’s fees and expenses, in addition to other expenses of the arbitration approved by the arbitrator, pending the resolution of the arbitration.  The arbitrator shall have authority to award the payment of such fees and expenses to the prevailing party, as appropriate in the discretion of the arbitrator.  Notwithstanding the foregoing, in no event shall the cost to Executive exceed the cost in a court of law or equity.  Each party shall pay its own attorneys’ fees, witness fees and other expenses incurred for its own benefit.

10.                               The arbitrator shall render a written award setting forth the reasons for his or her decision.  The decree or judgment of an award by the arbitrator may be entered and enforced in any court having jurisdiction over the parties.  The award of the arbitrator shall be final and binding upon the parties without appeal or review except as permitted by the FAA, or if the FAA is not applicable, as permitted by the CAA.